Exhibit 99.3

OMNIBUS SUPPLEMENT AND AMENDMENT “A”

TO LINEAGE VALUE CREATION UNIT PLANS

This Omnibus Supplement and Amendment “A” (this “Supplement A”) is made and adopted by Lineage Logistics Holdings, LLC (the “Company”), Lineage Dutch Bidco B.V. (“Lineage Dutch Bidco”) and Lineage, Inc. (“Lineage”), effective as of July 15, 2024 (the “Adoption Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the applicable Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Lineage Logistics Holdings, LLC 2021 Value Creation Unit Plan (the “2021 Plan”) and the Amended and Restated Lineage Logistics Holdings, LLC 2015 Value Creation Unit Plan (the “2015 Plan”), and Lineage Dutch Bidco maintains the Lineage Dutch Bidco B.V. Amended and Restated 2017 Value Creation Unit Plan (the “2017 Plan” and, together with the 2021 Plan and the 2015 Plan, the “Plans”);

WHEREAS, pursuant to Section 7 of each Plan, the Plan may be amended at any time and from time to time by the Committee, subject to the terms and conditions thereof;

WHEREAS, in connection with the initial public offering of the common stock of Lineage (the “Lineage IPO”), the Company, Lineage Dutch Bidco and Lineage desire to adopt this Supplement A to the Plans;

WHEREAS, pursuant to Section 5 of each Plan, any payment in respect of a Fully-Vested Value Creation Unit may be paid in cash or any such other form of consideration deemed appropriate by the Committee, including without limitation, securities of the Company, any acquiring or successor entity(ies) or any of their respective Affiliates;

WHEREAS, Lineage is an Affiliate of the Company and of Lineage Dutch Bidco; and

WHEREAS, the Company, Dutch Bidco and Lineage desire that Awards under the Plans may be settled in shares of common stock of Lineage (“Lineage Shares”) (or cash or other securities as set forth in the Plans).

NOW, THEREFORE, BE IT RESOLVED, that, effective as of the Adoption Date, the terms and provisions of this Supplement A shall supplement and amend each Plan as set forth herein.

SUPPLEMENT

1. Applicability. The provisions of this Supplement A shall apply to (i) the settlement of Awards in Lineage Shares with respect to Fully-Vested Value Creation Units held by individuals who, as of such settlement date, are employees of Lineage or any of its subsidiaries (“Eligible Employees”) and (ii) the settlement of Awards in cash with respect to Fully-Vested Value Creation Units held by Eligible Employees.

2. Authority. The Board of Directors of Lineage (the “Lineage Board”) and/or the Compensation Committee of the Lineage Board (the “Lineage Compensation Committee”) shall have all authority and powers of the “Committee” under each Plan, as supplemented hereby. Notwithstanding the foregoing, Awards held by individuals who are subject to Section 16 of the Exchange Act shall be administered by the full Lineage Board or by action solely of two or more “non-employee directors” (as defined by Rule 16b-3 of the Exchange Act) of the Lineage Board, each of which shall have all authority and powers of the “Committee” under each Plan, as supplemented hereby, with respect to such Awards (any of the Lineage Board, the Lineage Compensation Committee or such “non-employee directors”, as applicable, the “LVCP Committee”).

3. Form of Payment. Any payment in respect of a Fully-Vested Value Creation Unit may, as contemplated by Section 5 of each Plan, be paid in cash or, subject to applicable foreign, federal and state securities laws, any such other form of consideration deemed appropriate by the Lineage Board or the LVCP Committee, including without limitation, and notwithstanding the terms of any Award Agreement contemplating cash payment, Lineage Shares, or other securities of the Company, or securities of any acquiring or successor entity(ies) or any of their respective Affiliates, as determined by the Lineage Board or the LVCP Committee in its sole discretion.

4. Payment in Connection with Lineage IPO. Unless otherwise determined by the Lineage Board or the LVCP Committee, (a) the value of any Fully-Vested Value Creation Unit held by an Eligible Employee that becomes payable in connection with the Lineage IPO shall be equal to an amount determined by the Lineage Board in connection with the Lineage IPO (the “LVCP IPO Amount”), and (b) to the extent that the Lineage Board or the LVCP Committee determines to pay or settle any Award of Fully-Vested Value Creation Units in connection with the Lineage IPO in Lineage Shares, the number of Lineage Shares issued shall be determined by dividing the aggregate dollar amount of the payment, calculated in accordance with Section 5 of the Plan and this Supplement A, by the LVCP IPO Amount (each, a “Share Payment”). In the event that the Lineage IPO does not constitute a Qualifying Liquidity Event with respect to any Award of Value Creation Units, such Award and Value Creation Units shall thereupon be forfeited and terminated without payment, and the holder thereof shall have no further right, interest or entitlement with respect thereto.

5. Payment After Lineage IPO. Unless otherwise determined by the Lineage Board or the LVCP Committee, the value of any Value Creation Unit held by an Eligible Employee that becomes a Fully-Vested Value Creation Unit after the Lineage IPO shall be equal to the per share closing price of a Lineage Share on the date on which such Value Creation Unit becomes a Fully-Vested Value Creation Unit.

6. Maximum Number of Lineage Shares Issuable Pursuant to this Supplement A. The number of Lineage Shares that may be issued from time to time to Eligible Employees pursuant to this Supplement A shall be 179,838 Shares.

7. Form S-8. Lineage Shares issued in respect of Awards covered by this Supplement A shall be registered on a registration statement on Form S-8 under the Securities Act of 1933, as amended.

8. Tax Withholding. Without limiting the provisions of any Plan (including, without limitation, Section 11(a) of the 2021 Plan, Section 11(a) of the 2015 Plan or Section 9(a) of the 2017 Plan) or the provisions of any Award Agreement, in satisfaction of any tax withholding or tax payment obligations in respect of any Award, the Company, Lineage Dutch Bidco, Lineage or any Affiliate may, or may in its discretion allow the Participant to elect to have the Company, Lineage Dutch Bidco, Lineage or any Affiliate (as applicable), withhold Lineage Shares otherwise issuable in settlement or payment of the Award having a fair market value equal to the sums required to be withheld or paid. Notwithstanding any other provision of any Plan or any Award Agreement, the number of Lineage Shares which may be so withheld in order to satisfy such tax liabilities or obligations with respect to the Award shall be limited to the number of Lineage Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction.

9. Fractional Shares. The payment of any fractional Lineage Shares in settlement of Awards shall be rounded as determined by the LVCP Committee in its sole discretion.

10. This Supplement A shall be and is hereby incorporated in and forms a part of each Plan, and each Award Agreement, with the terms of this Supplement A controlling any inconsistent terms therein.

11. Except as expressly provided herein, all terms and provisions of the Plans and Award Agreements shall remain in full force and effect.

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